UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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XAI Floating Rate & Alternative Income Trust
(Exact Name of Registrant as Specified in its Charter)

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VOTE FOR THE KING STREET SUB-ADVISORY AGREEMENT Your Fund’s Board has taken decisive action to advance a better path forward for XFLT.

XAI Floating Rate & Alternative Income Trust (XFLT) (the “Fund”) is holding a Special Meeting of Shareholders on July 30, 2026, to approve a new investment sub-advisory agreement (the “King Street Sub-Advisory Agreement”) among the Fund, XA Investments LLC and Rockford Tower Asset Management, L.L.C. (the “King Street Sub-Adviser”), a wholly owned subsidiary of King Street Capital Management, L.P. (“King Street”).

King Street is a qualified fund manager with a strong track record and established CLO and structured credit investment platform.

King Street’s collateralized loan obligations (CLOs) platform manages $12.3 billion in assets across 20 U.S. CLOs, nine European CLOs and one collateralized bond obligation. If the proposal is approved, the King Street Sub-Adviser would execute the Fund’s strategy in a more dynamic manner, including additional income-focused investments such as European CLOs and bank loans and U.S. and European asset-backed securities.

Your Board’s unanimous decision to appoint the King Street Sub-Adviser was driven by a focus on improving future shareholder outcomes, not misplaced loyalty to historical relationships.

To protect the future of your investment, your Board terminated Octagon Credit Investors following consistent underperformance and NAV erosion.

The data speaks for itself. As of March 31, 2026, XFLT underperformed its benchmark by -19.09% over one year, -4.30% over three years, -3.32% over five years and -1.91% since inception. XFLT’s NAV per share declined approximately 54.40%, implying approximately $406.7 million of current-share-equivalent NAV-per-share erosion.1

1 Source: XA Investments LLC; Paralel; Bloomberg. Notes: Data as of 3/31/2026; Fund benchmark is the Morningstar LSTA Leveraged Loan 100 Index. Shares of closed-end investment companies frequently trade at a discount from their net asset value. ITD represents inception to date. Performance data quoted represents past performance. Past performance does not guarantee future results. Current performance may be lower or higher than the performance data quoted.

Make your voice heard by voting “FOR” the proposal to approve a sub-adviser that your Board believes will maximize your Fund’s potential for increased distributions and improved performance.

Importantly, a vote against the proposal does not re-install Octagon as the Fund’s sub-adviser—Octagon agreed in May 2026 to resign as sub-adviser following the Board’s decision, and the Board has unanimously selected King Street’s Sub-Adviser to set the Fund on the best path forward. Do not risk your Fund’s momentum, vote “FOR” the proposal on July 30, 2026.

HOW TO VOTE

If you have any questions or need assistance voting your shared, please contact our proxy solicitation firm, Okapi Partners LLC, toll-free at (855) 305-0855 or by email at XAI@OkapiPartners.com

EVERY VOTE COUNTS. VOTE “FOR” THE PROPOSAL.